Exhibit 5.2

BEIJING BRUSSELS LONDON LOS ANGELES NEW YORK SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000 August 22, 2016

Renasant Corporation

209 Troy Street

Tupelo, MS 38804

Ladies and Gentlemen:

We have acted as counsel to the Underwriters named in the Underwriting Agreement (as defined below) in connection with the registration by Renasant Corporation, a Mississippi corporation (the “Company”), under the Securities Act of 1933 (the “Act”) of $60,000,000 in aggregate principal amount of the Company’s 5.00% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “2026 Notes”) and $40,000,000 in aggregate principal amount of the Company’s 5.50% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “2031 Notes,” and, together with the 2026 Notes, the “Notes”) in each case issued pursuant to the Subordinated Indenture, dated as of August 22, 2016 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 22, 2016 (the “First Supplemental Indenture”), between the Company and the Trustee and the Second Supplemental Indenture, dated as of August 22, 2016 (the “Second Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-206966), filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2015 (such registration statement, as amended and supplemented to the date hereof, the “Registration Statement”).

We have reviewed:

(i) that certain Underwriting Agreement, dated August 17, 2016, among the Company, Renasant Bank, a Mississippi banking association, and Sandler O’Neill & Partners, L.P., individually and as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”);

(ii) the Registration Statement;

(iii) the preliminary prospectus, consisting of the prospectus, dated September 15, 2015 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated August 17, 2016, with respect to the offer and sale of the 2026 Notes, filed with the Commission on August 17, 2016 pursuant to Rule 424(b) under the Act;

Renasant Corporation

August 22, 2016

(iv) the preliminary prospectus, consisting of the Base Prospectus as supplemented by the preliminary prospectus supplement, dated August 17, 2016, with respect to the offer and sale of the 2031 Notes, filed with the Commission on August 17, 2016 pursuant to Rule 424(b) under the Act;

(v) the final prospectus, consisting of the Base Prospectus as supplemented by the final prospectus supplement, dated August 17, 2016, with respect to the offer and sale of the 2026 Notes, filed with the Commission on August 19, 2016 pursuant to Rule 424(b) under the Act;

(vi) the final prospectus, consisting of the Base Prospectus as supplemented by the final prospectus supplement, dated August 17, 2016, with respect to the offer and sale of the 2031 Notes, filed with the Commission on August 19, 2016 pursuant to Rule 424(b) under the Act;

(vii) the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture;

(viii) a copy of the Global Note representing the 2026 Notes; and

(ix) a copy of the Global Note representing the 2031 Notes.

We also have reviewed such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture.

We have assumed further that (i) the Company is duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Notes, as applicable, and (ii) the Company has duly authorized, executed and delivered the Indenture and the Notes (insofar as the law of the State of Mississippi is applicable to the execution and delivery thereof). We have assumed further that the execution and delivery of the Indenture and the Notes by the Company and the performance by the Company of its obligations thereunder do not and will not violate or contravene any judgment, order, decree or permit issued

Renasant Corporation

August 22, 2016

by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting the Company or any subsidiary thereof or any of their respective properties or assets.

With respect to all matters of Mississippi law, we note that you are relying on an opinion of Phelps Dunbar LLP, dated as of even date herewith, which opinion is filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K which is incorporated by reference in the Registration Statement.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, insofar as the law of the State of New York and the Federal law of the United States of America are concerned, when the Notes have been (a) duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and (b) duly issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K which is incorporated by reference in the Registration Statement. We also hereby consent to the references to our firm under the heading “Legal Matters” in the prospectuses constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP